Exhibit 23.3

Level 3 1–5 Havelock Street West Perth Perth, WA 6005, Australia	T +61 8 6467 1600 www.erm.com

IMC Rare Earths Limited Mr F Scolaro Trust House 112 Bonadie Street Kingstown Saint Vincent and the Grenadines	DATE 26/06/2026 SUBJECT Consent

Consent of Qualified Persons

ERM Australia Consultants Pty Ltd (“ERM”) , in connection with the Registration Statement on Form F-1 of IMC Rare Earths Ltd (as amended or supplemented, and including any documents incorporated by reference therein, the “Form F-1”), consents to:

●	the filing and use of the technical report dated March 27, 2026, relating to the Itarantim Project (the “Technical Report “), as an exhibit to the Form F-1;

●	the use of and references to ERM’s name, including ERM’s status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the Form F-1 and the Technical Report; and
●	any extracts from, or summaries of, the Technical Report in the Form F-1 and the use of information derived, summarized, quoted or referenced from the Technical Report, or portions thereof, that was prepared by ERM, that ERM supervised the preparation of and/or that was reviewed and approved by ERM, that is included or incorporated by reference in the Form F-1.

ERM certifies that it has read the Form F-1 and that it fairly and accurately represents the information in the Technical Report for which it is responsible.

Date: June 26, 2026

For and behalf of ERM Consultants Australia Pty Ltd by:

Name: Graham M. Jeffress

Title: Partner, Technical Mining Services

© Copyright 2026 by The ERM International Group Limited and/or its affiliates (‘ERM’). All Rights Reserved.

No part of this work may be reproduced or transmitted in any form or by any means, without prior written permission of ERM.

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